Exhibit 5.10

[Letterhead of Jones & Smith Law Firm, LLC]

December 22, 2015

Omega Healthcare Investors, Inc.

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

Re:	Registration Statement on Form S-3 under the Securities Act of 1933 filed by Omega Healthcare Investors, Inc. and the Registrant Guarantors listed therein

Ladies and Gentlemen:

We have served as special New Mexico counsel to the New Mexico companies listed on Schedule I attached to this letter (collectively, the “New Mexico Guarantors,” each, a “New Mexico Guarantor”) in connection with a Registration Statement on Form S-3 (the “Registration Statement”), being filed by Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) debt securities of the Company (the “Debt Securities”), which may be issued in one or more series under one or more indentures or supplemental indentures (the “Indentures”) proposed to be entered into with one or more indenture trustees (each, an “Indenture Trustee”) and (ii) guarantees by one or more of the Company or of the subsidiaries of the Company listed as Registrant Guarantors in the Registration Statement (each, a “Registrant Guarantor,” and collectively, the “Registrant Guarantors”) of the Debt Securities (the “Guarantees,” and together with the Debt Securities, the “Securities”). An indeterminate amount of the Securities may be offered at indeterminate prices from time to time by the Company as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) filed pursuant to Rule 415 under the Act.

The Securities will be issued under an applicable Indenture to be entered into among the Company, the Registrant Guarantors and an Indenture Trustee. The Indentures together with the Registration Statement (including all exhibits thereto), the Prospectus, the Prospectus Supplements, the Debt Securities and the Guarantees are collectively referred to as the “Transaction Documents.” For purposes of our opinion, the term Transaction Documents does not include any other documents, contracts or matters referred to or described in the Transaction Documents.

Omega Healthcare Investors, Inc.

December 22, 2015

We have been engaged solely for the purpose of rendering the opinion expressed in this letter pursuant to New Mexico law with respect to the New Mexico Guarantors. We do not routinely act as counsel to the New Mexico Guarantors, and our knowledge of the New Mexico Guarantors’ business, records, transactions and activities is limited to our review of the Reviewed Documents (as defined below). We have not been involved in the negotiation, preparation, or execution of the Transaction Documents or any of the related agreements executed or delivered in connection with the Transaction Documents.

In connection with issuing the opinion expressed in this letter, we have reviewed, to the extent we determined necessary for the issuance of the opinion, either originals or copies of the following documents:

(1)	the Registration Statement to be filed with the Commission, including exhibits to the Registration Statement that are pertinent to the opinion expressed in this letter;

(2)	the form of the Indenture, including the form of the Guarantees to be executed by the New Mexico Guarantors, attached as an exhibit to the form of the Indenture;

(3)	the form of Senior Notes attached as an exhibit to the form of the Indenture (each, a “Note”; collectively, “Notes”);

(4)	the articles of organization and operating agreement, including any amendment or restatement thereof, of each New Mexico Guarantor in effect on the date of this letter, as certified by the applicable Secretary, Assistant Secretary or other appropriate officer or representative of each New Mexico Guarantor, dated as of the date hereof;

(5)	a Certificate of Secretary of Registrant Guarantors, including each of the New Mexico Guarantors, dated as of the date hereof, certifying as to resolutions authorizing and relating to the transactions referred to herein and the incumbency of such officer or officers;

(7)	a Certificate of Comparison, with attached copies of the Certificate of Organization and Articles of Organization, and any amendments thereto, for each New Mexico Guarantor issued by the Office of the Secretary of State of New Mexico on August 17, 2015; and

(8)	a Certificate of Good Standing and Compliance for each New Mexico Guarantor issued by the Office of the Secretary of State of New Mexico on December 14, 2015.

Omega Healthcare Investors, Inc.

December 22, 2015

The documents referenced in items (1) through (8) above are collectively referred to as the “Reviewed Documents.” We have not reviewed any other documents other than the Reviewed Documents, or made any independent investigation, for the purpose of rendering this opinion.

We have, with your consent, assumed that certificates of public officials dated earlier than the date of this opinion letter remain accurate from such earlier dates through and including the date of this opinion letter.

In our examination of the Reviewed Documents, we have assumed, with your permission, the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or government authority or regulatory body, the authenticity of the originals of such latter documents, and the accuracy and completeness of all documents reviewed by us in connection with providing the opinion expressed in this letter. If any document that we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, then we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied, without independent investigation as to matters of fact, on statements of governmental officials and on representations made in or pursuant to certificates and statements of appropriate representatives of the Company and the New Mexico Guarantors.

We also have assumed, with your permission, that (i) at the time of execution, authentication, issuance and delivery of the Debt Securities and (ii) at the time of execution, issuance and delivery of the Guarantees, the applicable Indenture will be the valid and legally binding obligation of the Indenture Trustee, enforceable against such party in accordance with its terms.

We have further assumed, with your permission, that (i) at the time of execution, authentication, issuance and delivery of any of the Debt Securities, the applicable Indenture will be in full force and effect and will not have been terminated or rescinded by the Company or the Indenture Trustee, and at the time of issuance and sale of any of the Debt Securities, the terms of such Debt Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (ii) at the time of execution, issuance and delivery of any Guarantee offered by any Registrant Guarantor other than a New Mexico Guarantor (each, an “Other Guarantor,” and collectively, the “Other Guarantors”), the Guarantee will have been duly authorized, executed and delivered by such Other Guarantor and will be in full force and effect and will not have been terminated or rescinded by such Other Guarantor and at the time of issuance and sale of any Guarantee by any Other Guarantor, the terms of the Guarantee, and its issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on such Other Guarantor, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over such Other Guarantor.

Omega Healthcare Investors, Inc.

December 22, 2015

In connection with our opinion expressed in this letter, we have assumed, with your permission, other than with respect to the New Mexico Guarantors, that: (i) all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties thereto; (ii) all of the signatories to such documents have been duly authorized by all such parties; (iii) all of such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform their obligations under such documents; and (iv) all parties, as necessary, are authorized and licensed to conduct business in the state of New Mexico and are otherwise in conformance with New Mexico law.

We have further assumed, with your permission, that the parties to the Transaction Documents and their respective successors and assigns: (i) have acted and will act in good faith and in a commercially reasonable and conscionable manner in the exercise of any rights or enforcement of any remedies under the Transaction Documents; (ii) have not engaged and will not engage in any conduct in the exercise of such rights or enforcement of such remedies that would constitute other than fair dealing; and (iii) have complied and will comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Transaction Documents.

We have further assumed, with your permission, that: (i) the exercise of any rights or enforcement of any remedies under the Transaction Documents will not be unconscionable, will not result in a breach of the peace, or otherwise be contrary to public policy, and will be consistent with the laws of the state of New Mexico pertaining thereto; (ii) no party has notice of any defense against enforcement of the Transaction Documents; (iii) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (iv) there are no agreements or understandings among the parties to the Transaction Documents, written or oral, other than the Transaction Documents, and there is no course of performance, course of dealing, or usage of trade among such parties, that would amend, modify, define, supplement or qualify, either directly or indirectly, the terms and conditions of the Transaction Documents; and (v) the Transaction Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder.

Omega Healthcare Investors, Inc.

December 22, 2015

Based on the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth in this letter, we are of the opinion that, when: (a) the Registration Statement has become effective under the Act, (b) the applicable Indenture or Indentures (in the form examined by us) has or have become duly qualified under the Trust Indenture Act of 1939, as amended; (c) the applicable Note or Notes (in the form examined by us) has or have been duly executed by the Company and authenticated, delivered, and issued by the Trustee; (d) all necessary entity action has been taken to authorize and approve the issuance and terms of the Guarantees, the terms of the offering thereof, and any related matters required with respect to such offering, and (e) due execution, issuance and delivery of the Guarantees has been completed upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by each Registrant Guarantor’s board of directors, general partners or managers, or any authorized committee thereof, or by each Registrant Guarantor’s members, as applicable, including the New Mexico Guarantors, and otherwise in accordance with the provisions of the applicable Indenture and any applicable supplemental indenture to be entered into in connection with the issuance of such Guarantees, then each Guarantee will constitute valid and binding obligations of the New Mexico Guarantor that is a party thereto, enforceable against such New Mexico Guarantor in accordance with its terms.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based on the following assumptions, comments, qualifications, limitations and exceptions:

(a)          Our opinion set forth herein is based on only the applicable New Mexico state law as of the date of this letter. We specifically express no opinion as to any federal, or New Mexico state or local, laws, rules, or regulations pertaining to: securities and blue sky laws; taxes; banking, financial institutions, insurance companies, and investment companies; antitrust and unfair competition; fiduciary duty requirements; the creation, attachment, perfection, or priority of any lien or security interest; bankruptcy, fraudulent transfer, and other insolvency laws; patents, copyrights, trademarks, trade secrets, and other intellectual property; criminal acts; racketeering; terrorism; money laundering; the environment; land use; health and safety; and pension, employee benefits and labor. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based on the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion if such law is changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to the application or impact of the laws of any jurisdiction other than the laws of the state of New Mexico.

(b)          Our opinion set forth herein may be limited by: (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law); (iii) an implied covenant of good faith and fair dealing; (iv) requirements that a claim with respect to the Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign or composite currency.

Omega Healthcare Investors, Inc.

December 22, 2015

(c)          Our opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the transaction; (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees; (vi) limit self-help, rights of setoff, or the right to possession of the real or personal property or collection of rental or other income without appointment of a receiver, or impose procedural requirements or limit the rights or powers of a receiver; (vii) limit provisions purporting to establish evidentiary standards; (viii) limit provisions that permit, to the extent such amounts exceed actual damages, collection of a late charge, increased interest rate after default or maturity, or a prepayment premium or penalty; (ix) limit provisions purporting to appoint a lender as attorney-in-fact for a borrower; (x) limit provisions for charging interest on interest; (xi) limit provisions that purport to establish or maintain priority of the lien of the Transaction Documents; or (xii) limit the interest rate applicable to the indebtedness.

(d)          We express no opinion as to:

(i)          the enforceability of: (A) any provision of the Transaction Documents purporting or attempting to (1) confer exclusive jurisdiction or venue on certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (2) confer subject matter jurisdiction on a court not having independent grounds therefor, (3) modify or waive the requirements for effective service of process for any action that may be brought, (4) waive the right of the Company, any Guarantor or any other person to a trial by jury, (5) provide that remedies are cumulative or that decisions by a party are conclusive, (6) modify or waive the rights to notice, remedies, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law, or (7) provide for or grant a power of attorney; or (B) any provision of the Transaction Documents relating to choice of law;

Omega Healthcare Investors, Inc.

December 22, 2015

(ii)         the enforceability of: (A) any rights to indemnification or contribution provided for in the Transaction Documents which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights; (B) any provisions in the Transaction Documents purporting to provide to the Trustee or any other person the right to receive costs and expenses beyond those reasonably incurred by it; or (C) provisions in the Transaction Documents whose terms are left open for later resolution by the parties;

(iii)        whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes; or

(iv)        any matter whatsoever relating to: (i) the adequacy of the consideration for the loan transactions contemplated by the Transaction Documents; (ii) the financial status of each New Mexico Guarantor; or (iii) the ability of each New Mexico Guarantor to meet its obligations under the Transaction Documents.

(e)          Enforceability of the Guarantees is further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Guarantees may be unenforceable under or limited by the laws of the state of New Mexico; however, such laws do not in our opinion, substantially prevent the practical realization of the benefits intended by the Guarantees, except that the application of principles of guaranty and suretyship to the acts or omissions of the holder of the Guarantees after execution and delivery of such Guarantees may prevent the practical realization of the benefits intended by the Guarantees through a release or discharge of one or more Guarantors.

(f)          The rights of the Trustee or any other holder of the Exchange Notes under the Transaction Documents may be limited by NMSA 1978, as amended, Section 55-3-419, which provides guarantors with certain rights as accommodation parties.

We have been informed that the Company intends to issue the Securities from time to time on a delayed or continuous basis. Because this opinion is limited to the laws, including the rules and regulations, in effect on the date hereof, we understand that, prior to the Company issuing any Securities, we may be asked to review the operative documents pursuant to which such Securities are to be issued (including the applicable Prospectus Supplement) and file such supplement or amendment to this opinion letter as we may reasonably consider necessary or appropriate by reason of the terms of such Securities or the operative documents.

We do not render any opinions except as expressly set forth in this letter, and no other opinions may be implied or inferred. The opinion set forth in this letter is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed in this letter. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our law firm under the caption “Legal Matters” in the prospectus filed as a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Omega Healthcare Investors, Inc.

December 22, 2015

Very truly yours,

JONES & SMITH LAW FIRM, LLC

By	/s/Donald L. Jones
Donald L. Jones

Schedule I

New Mexico Guarantors

Alamogordo Aviv, L.L.C.

Clayton Associates, L.L.C.

N.M. Bloomfield Three Plus One Limited Company

N.M. Espanola Three Plus One Limited Company

N.M. Lordsburg Three Plus One Limited Company

N.M. Silver City Three Plus One Limited Company

Raton Property Limited Company